YP CORP ANNOUNCES SECOND FISCAL QUARTER 2006 RELEASE DATE AND GUIDANCE

March 30, 2006 - Business Wire, Mesa, Arizona - YP Corp (YPNT: OTCBB), a leading provider of nationwide Internet Yellow Pages and related services, today announced that it will report its second fiscal quarter financial performance for the period ended March 31, 2006 on May 15, 2006. Further, the company is providing the following forward guidance with regard to its key financial measures for that quarter in the following ranges:

Net revenues - $8.4 million to $8.8 million
Operating income - $1.2 million to $1.3 million
Net Income - $750,000 to $825,000

This guidance represents substantial improvements in all measures from the first quarter ended December 31, 2005 (during which the company installed a new senior management team and Board of Directors), and from the same quarter in the previous year. In this connection, Daniel L. Coury Sr., Chairman of the Board and Acting CEO, commented, “I am confident that we can achieve this improved performance based on the continued success of our cost containment programs, expanded marketing methods, and the opening of new Local Exchange Carrier (LEC) territories. We expect the expanded marketing methodology and LEC billing ability to grow our billed listings substantially during the second quarter. In addition, we will continue to invest in the development of our website, continue to expand our product offerings and continue the development of strategic partnerships to add value for our customer base.”

About YP Corp
YP Corp., a leading provider of Internet-based Yellow Pages services, offers an Internet Advertising Package ™ (“IAP”) that includes a Mini-WebPage ™ and Preferred Listing through its Yellow Pages website at www.yp.com. The Company’s website contains listings for approximately 17 million businesses in the United States.

YP Corp. also provides an array of other Internet services that complements its Yellow Pages website, including an Internet Dial-Up Package ™ (dial-up internet access) and QuickSite ™ (website design & hosting services).

YP Corp. is a longstanding member, exhibitor, and sponsor of the two major Yellow Pages trade associations - Yellow Pages Association (YPA), the major trade association of Yellow Pages publishers throughout the world, and the Association of Directory Publishers (ADP), which mostly represents independent Yellow Pages publishers. YP Corp. is based in Mesa, Ariz., and Las Vegas. For more information, visit the website at www.yp.com.

Forward-Looking Disclaimer
This press release includes statements that constitute “forward-looking statements,” which are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Forward-looking statements involve risks, uncertainties, and other factors that may cause actual results, performance, or achievements of YP Corp and its subsidiary to be materially different from those expressed or implied by such forward-looking statements.

Forward-looking statements speak only as of the date the statement was made. YP Corp. does not undertake and specifically declines any obligation to update any forward-looking statements.

Contact Information
Roger Bedier
YP Corp.
Investor Relations
Ph: 480-654-9646 x1239
Fax: 480-654-9747